EXHIBIT 18.1


May 12, 2004


Air Methods Corporation
Englewood, Colorado


Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of Air Methods Corporation (the "Company") for the three months ended March 31, 2004, and have read the Company's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for major engine and airframe component overhaul costs from the accrual method of accounting to the direct expense method and states that the newly adopted accounting principle is preferable in the circumstances. Under the new accounting method, maintenance costs are recognized as expense as maintenance services are performed. Also, as stated in Note 2, the Company believes the newly adopted accounting principle is preferable in the circumstances because the maintenance expense is not recorded until there is an obligating event (when the maintenance event is actually being performed), the direct expense method eliminates significant estimates and judgments inherent under the accrual method, and it is the predominant method used in the transportation industry. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2003, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,


KPMG LLP


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